Exhibit 99.28(p)(13)

Investment Adviser Policy and Procedure Manual

SECTION FIVE | Code of Ethics

Part 5.01: General Requirements

5.01.01: Standards of Business Conduct

5.01.02: General Fiduciary Principles

5.01.03: Conflicts of Interest

5.01.04: Compliance with Securities Laws

Part 5.02: Personal Securities Transactions

5.02.01: Access Persons

5.02.02: Pre-Clearance Requirements

5.02.03: Prohibited Transactions

5.02.04: Reporting Requirements

Part 5.03: Other Potential Conflicts of Interest

5.03.01: Interest in Competitors, Clients, and Suppliers

5.03.02: Personal Interest in FTAM Transactions

5.03.03: Outside Employment and/or Directorship

5.03.04: Diversion of Firm Business or Investment Opportunities

5.03.05: Gifts Given

5.03.06: Gifts Received

5.03.07: Entertainment Received

5.03.08: Entertainment Sponsored

5.03.09: Gifts and Entertainment Reporting

Part 5.04: Compliance with the Code of Ethics

5.04.01: Periodic Broker Certification

5.04.02: Annual Certification

5.04.03: Periodic Certifications – Other Potential Conflicts

5.04.04: Sanctions

Code of Ethics – Revision Date October 1, 2011

Part 5.05: Chief Compliance Officer Responsibilities

5.05.01: Annual Compliance Certifications

5.05.02: Periodic Reviews

5.05.03: Administrative Responsibilities

5.05.04: Delegation

Part 5.06: Books and Records

Part 5.07: Definitions

Exhibit A

Part 5.01: General Requirements

Section 5.01.01: Standards of Business Conduct

At FTAM, we strive to exhibit the utmost professionalism in representing our clients’ interests. FTAM’s ethical culture is of critical importance; FTAM’s directors support this culture as evidenced by our policies and procedures, including the Code of Ethics (“Code”).

In order to protect our clients and adhere to the SEC’s Code of Ethics rules, Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act, FTAM follows these policies and has implemented a monitoring program to review FTAM’s Access Persons (see Part 5.07 for definitions) activities. Failure to follow these Rules may harm the firm by tarnishing its business reputation within the industry.  It is important for FTAM to review potential conflicts of interest and to ensure that issues do not arise in which it appears that an FTAM Access Person has put his or her interests ahead of clients’ interests.

In following FTAM’s Code of Ethics, employees should consider the following:

•                  Is my action legal? If legal, is it also ethical?

•                  Are my actions honest in every respect?

•                  Would I be proud to read about my action in the newspaper?

•                  Can I defend my action with a clear conscience?

•                  Are the interests of FTAM placed above my personal interests when I take this action?

•                  Would it be helpful to ask for guidance before taking any action?

If your answers to these questions are troubling in any respect, it may be that whatever you are considering is the wrong course of action.

FTAM recognizes that potential conflicts with our clients are inherent due to the nature of our business. FTAM’s Code of Ethics addresses the following conflicts in order to protect our clients’ interests and meet our fiduciary obligations:

1.               Personal Securities Transactions

2.               Interest in competitors, clients, and suppliers

3.               Personal interest in FTAM transactions

4.               Outside employment and directorship

5.               Gifts and entertainment

Section 5.01.02: General Fiduciary Principles

The Code of Ethics is based on the principle that each FTAM Access Person:

1.               Has a duty to place the interests of his or her clients first;

2.               Must conduct his or her Personal Securities Transactions consistent with the Code in such a manner so as:

a.               To avoid any actual or potential conflict of interest;

b.              Not to abuse his or her position of trust and responsibility; or

c.               Not to interfere with the management of the client’s portfolio.

3.               May not take inappropriate advantage of his or her position.

FTAM Access Persons must adhere to general fiduciary principles and comply with the specific provisions of the Code. Technical compliance with the terms of this Code does not insulate an Access Person from scrutiny in instances where Personal Securities Transactions show a pattern of abuse or failure to adhere to general fiduciary principles.

Section 5.01.03: Conflicts of Interest

Conflicts of interest may change at any time, given the dynamic environment in which FTAM does business. One factor that defines a conflict of interest is the possibility that an Access Person’s decisions will be affected because of actual or potential differences among the interests of FTAM, its affiliates or clients, and/or the Supervised Person’s personal interests.  Regardless of motivations of the Access Person involved, a particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to FTAM, its affiliates or Clients, or any gain to FTAM or Access Persons.

Access Persons must avoid other employment or business activities, including personal investments, which interfere with their FTAM duties. Activities by Access Persons that interfere with FTAM’s duties divide loyalty or may create an actual or apparent conflict of interest. Each Access Person must promptly report any situation or transaction involving an actual or potential conflict of interest to the Chief Compliance Officer. The Chief Compliance Officer will determine whether a conflict of interest exists and any resulting action to be taken.

Section 5.01.04: Compliance with Securities Laws

FTAM and each of its Access Persons must comply with all applicable provisions of the federal securities laws, applicable state securities laws, and the rules and regulations promulgated under those laws. In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:

•                  Defrauds a client in any manner;

•                  Misleads a client, including by making any statement that omits material facts;

•                  Operates or would operate as a fraud or deceit on a client;

•                  Functions as a manipulative practice with respect to a client; or

•                  Functions as a manipulative practice with respect to securities.

Part 5.02: Personal Securities Transactions

Section 5.02.01: Access Persons

All FTAM employees are Access Persons. Other individuals (e.g. Fifth Third Bank employees) may be designated as Access Persons at the discretion of the Chief Compliance Officer.

Section 5.02.02: Pre-Clearance Requirements

1. No Access Person may acquire Beneficial Ownership in any security distributed in an Initial Public Offering or Limited Offering unless s/he has obtained the Chief Compliance Officer’s written authorization.

2. Except for exempt Personal Securities Transactions, no Access Person may execute any transaction in a Reportable Security without obtaining the Chief Compliance Officer’s written authorization.

3. The pre-clearance requirements above shall not apply to:

a.               Purchases or Sells effected in any account in which an Access Person has a beneficial interest but over which the Access Person has no direct or indirect, influence or control; or

b.              Purchases or sells effected pursuant to an automatic investment plan, as such is described in Rule 204A-1 of the Advisers Act.

Section 5.02.03: Prohibited Transactions

1.               Unless specifically exempted, no Access Person may Purchase or Sell any security or any Reportable Security in which s/he has or would have Beneficial Ownership if, in affecting such Purchase or Sell, s/he would violate any of the fiduciary principles of this Code, Rule 17j-1(b) under the Company Act, or Rule 204A-1 of the Advisers Act.

2.               No Access Person shall induce or cause a client to take action (or fail to take action) for the purpose of achieving a personal benefit. Examples include causing the client to purchase a security owned by the Access Person for the purpose of supporting or driving up the price of the security, or causing the client to refrain from selling a security in an attempt to protect the value of the Access Person’s investment in the security.

3.               No Access Person may use his or her knowledge of a client’s portfolio transactions to profit by the use of such knowledge.

4.               No Access Person may knowingly Purchase or Sell any Reportable Security (except Reportable Funds) within two (2) business days after a client purchases or sells the same security (the “Black-out Period”) without the Chief Compliance Officer’s written authorization.

5.               No Access Person may engage in any Purchase and Sell, or Sell and Purchase, of the same (or related derivative securities such as options) Reportable Security or Reportable Fund (except money market funds), within thirty (30) calendar days without the Chief Compliance Officer’s written authorization. This includes transactions in any company-sponsored retirement plans (except fixed share price investments such as Fifth Third P/S Stable Value Fund). Fifth Third Retirement Plan rebalancing that results in same day system generated Reportable Fund buys and sells will not be considered a violation of this section.

Section 5.02.04: Reporting Requirements

1.              Initial Holdings Reports

No later than 10 days after a person becomes an Access Person, each Access Person must file with the Chief Compliance Officer an initial holdings report that includes the following information (which must be dated within 45 days prior to the date the person became an Access Person):

a.               The title and type of security, ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership.

b.              The name and account number of any broker, dealer, bank or any employee-related benefit accounts (e.g. Fidelity), with whom the Access Person maintains an account in which any

Reportable Securities were held for the direct or indirect benefit of the Access Person; and

c.               The date that the report is submitted by the Access Person.

2.              Quarterly Transaction Reports

a.               Access Persons must report to the Chief Compliance Officer information regarding transactions (other than exempted transactions) in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and the establishment of any account in which Reportable Securities were held during the calendar quarter for the direct or indirect benefit of the Access Person.

b.              Each quarterly transaction report must be made no later than 30 calendar days after the end of the calendar quarter in which the transaction was affected, shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

i.                  The date of the transaction, the name of security, ticker symbol or CUSIP number, and the number of shares, the interest rate and maturity date (if applicable) and the principal amount of each Reportable Security involved;

ii.               The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition including by gift and entertainment), including;

•                                          The price at which the transaction was effected;

•                                          The name and account number of the broker, dealer or bank including employee-related benefit accounts, through whom the transaction was effected;

•                                          The name and account number of the broker, dealer or bank with whom the Access Person established a new brokerage account (this should include company-sponsored retirement plans); and

•                                          The date that the report is submitted by the Access Person.

c.               If there were no Personal Securities Transactions in Reportable Securities during the period, then the report must clearly state such.

3.              Annual Holdings Reports

a.               No later than January 30th of each year, each Access Person must file with the Chief Compliance Officer an annual holdings report that includes the following information:

b.              The name and type of security, ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership.

c.               The name and account number of any broker, dealer or bank including employee-related benefit accounts, with whom the Access Person maintains an account in which any Reportable Securities were held for the direct or indirect benefit of the Access Person; and

d.              The date that the report is submitted by the Access Person.

4.              Duplicate Trade Confirmations and Account Statements

Access Persons are required to direct their broker, dealer or bank to provide Compliance duplicate copies of both confirmations and statements of all Personal Securities Transactions in Reportable Securities, including reportable funds affected for all accounts in which such Access Person has any direct or indirect Beneficial Ownership interest. Duplicate confirmations and statements may be submitted electronically by the broker.

Part 5.03: Other Potential Conflicts of Interest

Section 5.03.01: Interest in Competitors, Clients, and Suppliers

Except with the Chief Compliance Officer’s written authorization, no Access Person or Immediate Family Member of a Access Person may serve as an employee, officer, director or trustee of, or have a substantial interest in or business relationship with an FTAM competitor, Client, or supplier (other than any Affiliate) that may create, or give the appearance of, a divided loyalty.

Section 5.03.02: Personal Interest in FTAM Transactions

No Access Person or an Immediate Family Member of an Access Person may engage in any transaction involving FTAM if the Access Person or such Immediate Family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction, unless authorized in writing by the Chief Compliance Officer.

Section 5.03.03: Outside Employment and/or Directorship

No Access Person may be employed by, accept remuneration from, or perform any services for, any person or entity (e.g. public company, private company, non-profit organization or other), including serving as a director, trustee or general partner of a partnership, other than FTAM or any Affiliate of FTAM, except with written authorization from the Chief Compliance Officer. In no event may an Access Person have any outside employment that might cause embarrassment to FTAM or jeopardize its interests, interfere with its operations, or adversely affect his or her productivity or that of other Access Persons.

No Access Person may serve as an officer, trustee, or director of any entity (public company, private company, non-profit organization or other) without the Chief Compliance Officer’s written authorization. Such authorization may be granted in instances where FTAM determines that such service will not interfere with its clients’ interests.  If approval to serve as a director of a public company is granted, an Access Person has an affirmative duty to recuse himself or herself from participating in deliberations regarding possible investments in the securities issued by the public company on whose board the Access Person sits.

In those instances where an employee’s participation with another entity (e.g. public company, private company, non-profit organization or other) involves the exercise of investment discretion and/or activities that are similar to FTAM’s business (e.g. acting in an advisory capacity for another entity), prior approval must be granted by the Chief Compliance Officer.

Outside employment and/or directorships may be subject to approval by Fifth Third Bancorp’s Conflicts Committee.

Section 5.03.04: Diversion of Firm Business or Investment Opportunities

No Access Person may derive personal gain or profit from any business or investment opportunity that comes to his or her attention as a result of his or her association with FTAM; or when an Access Person should reasonably know FTAM or its clients are expected to participate or have an interest, without written disclosure of all facts relevant to FTAM, offering the opportunity to FTAM or its clients, and receiving specific written authorization from the Chief Compliance Officer.

Section 5.03.05: Gifts Given

No Access Person may knowingly provide extravagant or excessive gifts, charitable donations, or other benefits to any client, prospective client, or any entity that does business with or on behalf of FTAM (i.e., making charitable donations for the purpose of obtaining or retaining advisory business is prohibited). Any gifts to a single person or entity with an aggregate value in excess of $100 per year requires the Chief Compliance Officer’s prior written authorization. Gift cards redeemable for cash (e.g. American Express Gift Checks) are considered cash.

Section 5.03.06: Gifts Received

On occasion you may be offered or may receive gifts or promotional items from clients, brokers, vendors, or other persons that potentially conduct business with FTAM.  Gifts include any entertainment (including meals, golf outings, theater, concerts, sporting events, charitable events, conferences, seminars, presentations, and other events of a comparable nature) where a representative of the client/vendor is not present throughout the event or meal.  Access Persons are prohibited from accepting any gifts or promotional items from outside parties if the value exceeds $100 per year.  Any such gifts or promotional items greater than $100 must be returned or declined except when approved in advance by the Chief Compliance

Officer or, with the Chief Compliance Officer’s approval, such gifts may be donated to an appropriate charitable organization. However, under no circumstances may an Access Person accept cash, loans, securities, travel, lodging, or anything illegal regardless of the monetary value. Gift cards redeemable for cash (e.g. American Express Gift Checks) are considered cash.

Section 5.03.07: Entertainment Received

Access Persons may accept, in the normal course of business, entertainment from an entity that engages in, or is attempting to engage in, business with FTAM, so long as it is not so excessive, extravagant, or frequent to raise any questions of impropriety and such entertainment must be given in a manner that is consistent with the basic principles of this Code of Ethics as expressed in the General Requirements of Part 5.01. Entertainment (which may include meals, golf outings, theater, concerts, sporting events, charitable events, and other events of a comparable nature) must include a representative of the client/vendor throughout the event or it must be considered a gift and will be subject to the requirements of Section 5.03.06, above.

Section 5.03.08: Entertainment and Sponsorship Activities

To the extent permissible by law and regulations (e.g. ERISA), employees may sponsor business entertainment activities involving clients, prospective clients, or any entity that has a business arrangement with or on behalf of FTAM. To qualify as entertainment, an Access Person must directly participate throughout such activities. Failure to directly participate will result in the entertainment being considered a gift and subject to the requirements of Section 5.03.05, above.  Entertainment should not be so excessive, extravagant, or frequent to raise any questions of impropriety and such entertainment must be given in a manner that is consistent with the basic principles of this Code of Ethics.

If an Access Person wishes to provide sponsorship support (i.e. financial support) for an event sponsored by a client, prospective client or other entity that has a business relationship with FTAM and where the Access Person will not attend the event or where there is no event to attend (e.g. print advertisements), FTAM must be publically recognized as a sponsor or contributor; otherwise the financial support will be deemed a gift and subject to this Code’s limitations regarding gifts.

Section 5.03.09: Gifts, Sponsorship and Entertainment Reporting

All gifts, sponsorship and entertainment covered by Sections 5.03.05, 5.03.06, 5.03.07, and 5.03.08 above, are subject to the routine reporting and certification requirements of this Code. All gifts must be reported within 15 days of the date that the gift was given or received. All entertainment activities must be reported within 15 days of the date of the event giving rise to the entertainment sponsored or received. Sponsorship activities must be reported within 15 days of the event giving rise to the sponsorship.

Part 5.04: Compliance with the Code of Ethics

Section 5.04.01: Periodic Broker Certification

On a periodic basis, Access Persons may be required to provide certification of brokerage accounts in which they conduct personal securities transactions.

Section 5.04.02: Annual Certification

Upon adoption, material amendments and becoming an Access Person, and on an annual basis, all Access Persons must certify that they have received, read and understand the Code, recognize that they are subject to it and will comply with it.

Section 5.04.03: Periodic Certifications – Other Potential Conflicts

The Chief Compliance Officer may periodically require compliance reports or certifications including: gifts, outside employment, outside directorship, insider trading, or other aspects of the Code to ensure ongoing awareness and compliance.

Section 5.04.04: Sanctions

The Chief Compliance Officer will use his discretion to take action or impose sanctions upon discovering a violation of the Code.  In instances where an Immediate Family Member commits a violation, a sanction may be imposed on the Access Person.  The filing of any false, incomplete or untimely reports may be considered a violation of this Code and subject to disciplinary action.  Specific sanction guidelines are shown in Exhibit A. The Chief Compliance Officer and FTAM are not limited to or by its sanction guidelines.

Part 5.05: Chief Compliance Officer Responsibilities

Section 5.05.01: Annual Compliance Certifications

Ensure all Access Persons receive a copy of the Code and sign the certification on an initial and annual basis, as well as for any material amendments to the Code.

Section 5.05.02: Periodic Reviews

At least quarterly the Chief Compliance Officer will perform testing designed to ascertain compliance with this Code. Additionally, the Chief Compliance Officer will periodically review Code of Ethics operations and controls to determine their adequacy and effectiveness.

Section 5.05.03: Administrative Responsibilities

If the Chief Compliance Officer should receive reports of violations and suspected violations of the Code, s/he will investigate them promptly, and determine whether a violation has occurred.

The Chief Compliance Officer will also update the Code as necessary as compliance issues, changes in FTAM’s business activities or regulatory issues develop.

Section 5.05.04: Delegation

The Chief Compliance Officer may delegate administrative responsibilities under this Code.  The Chief Compliance Officer shall retain ultimate responsibility for the administration of the Code.

Part 5.06: Books and Records

Compliance will maintain:

1.               A list of Access Persons, their brokerage accounts, account statements and trade confirmations;

2.               Trade authorizations that have been granted by Compliance;

3.               A record of each Access Persons’ Reportable Security Transactions;

4.               A record of each Access Persons’ Reportable Funds transactions.

Compliance will also maintain the following records for five years (a minimum two years on-site):

1.                                       All initial and annual holdings reports;

2.                                       All Access Persons’ quarterly transaction reports;

3.                                       A copy of the Code currently in effect and any that have been in effect within the past five years;

4.                                       A record of any violation of the Code and any action taken as a result of the violation;

5.                                       All written Code certifications for each person who is currently, or within the past five years has been, an FTAM Access Person;

6.                                       All records documenting the annual review of the Code;

7.                                       All trade authorizations;

8.                                       All records of approvals for investment in Initial Public Offerings or Limited Offerings;

9.                                       All records of disclosure of gifts and entertainment received and or provided by FTAM Access Persons; and

10.                                 Other periodic Code of Ethics compliance certifications.

Part 5.07: Definitions

The following terms are used throughout the Code and have the meanings attributed to them in this section:

Access Person—any Supervised Person who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, (ii) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund or (iii) who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

Advisers Act—the Investment Advisers Act of 1940 and the rules and regulations promulgated under the Act, as amended from time to time.

Affiliate—an entity that is controlled by, controls or is under common control with FTAM.

Beneficial Ownership—interpreted in the same manner as by Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended. Generally, an Access Person is regarded as having beneficial ownership in an account in the name of:

1.               The Access Person,

2.               Spouse,

3.               Minor child,

4.               A relative sharing the same house,

5.               Another person if the Access Person

a.               Obtains benefits substantially equivalent to ownership of the securities,

b.              Can obtain ownership of the securities immediately or at some future time, or

c.               Has, or can have, investment discretion or can otherwise exercise control.

Chief Compliance Officer—the person listed on FTAM’s current Form ADV filed with the Securities and Exchange Commission as the Chief Compliance Officer.

Client—(i) any investment company registered under the Company Act for whom FTAM acts as investment adviser or sub-adviser or (ii) any separately managed investment account, commingled or collective investment trust fund, or other investment arrangement where FTAM is adviser or sub-adviser of the account.

Code—the Code of Ethics, enforced by FTAM through the Chief Compliance Officer.

Control—shall have the same meaning set forth in Section 2(a)(9) of the Company Act.

Immediate Family Member—An Access Person’s spouse, children under the age of 25 residing with the person, and any trust or estate in which the person or any other Immediate Family Member has a Beneficial Ownership interest.

Initial Public Offering—an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, prior to the offering, had never sold its securities to the public in a public offering subject to the registration requirements of Section 5 of the Securities Act.

Limited Offering—an offering of securities pursuant to an exemption from the registration requirements of the Securities Act of 1933.

Personal Securities Transaction—a transaction in a security in which a person has or thereby acquires Beneficial Ownership.  An Access person is considered to be “engaging in” or “affecting” a Personal Securities Transaction if the person, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transactions.

Purchase or Sell—includes, among other things, the writing of an option to purchase or sell a security.

Public Company—any entity subject to the reporting requirements of Section 12 or 15(d) of the Exchange Act.

Reportable Fund—(i) Any fund for which FTAM serves as an investment adviser or sub adviser; (ii) Any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common Control with FTAM; or (iii) exchange-traded funds that are either registered with the SEC under the Company Act as an open-end management company or as a unit investment trust.

Reportable Security—a security as defined in section 202(a)(18) of the Advisers Act (15 U.S.C. 80b-2(a)(18)), which includes any stock, bond, Reportable Fund, investment contract or any other instrument that is considered a “security” under the Advisers Act, including: options on securities and indexes; foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs. “Reportable Security” does not include: (i) Direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificate of deposits, commercial paper and high quality short-term instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Shares issued by open-end funds other than Reportable Funds.

Supervised Person—FTAM’s partners, officers, directors (or other person occupying a similar status or performing similar functions) and employees, as well as other persons who provide advice on behalf of FTAM and are subject to FTAM’s supervision and Control.

Exhibit A

All violations will be evaluated based on the facts and circumstances and the following sanction and guidelines will be imposed as determined appropriate by the Chief Compliance Officer or FTAM’s President.

Enforcement and Sanction Guidelines

Violation	Sanction
Failing to complete Quarterly Transaction Report in a timely manner	1st Offense	Violation Letter, fines
	2nd Offense	Violation Letter, plus max $100 /day each day out of compliance.
	3rd Offense	Violation Letter, max $300 fine, plus max $50 /day each day out of compliance. Final warning
Failing to complete Annual Code of Ethics Certification in a timely manner	1st Offense	Violation Letter, fines
	2nd Offense	Violation Letter, plus max $100 /day each day out of compliance.
	3rd Offense	Violation Letter, max $300 fine, plus max $50 /day each day out of compliance. Final warning
Failing to complete Annual Holdings Report in a timely manner	1st Offense	Violation Letter, fines
	2nd Offense	Violation Letter, plus max $100 /day each day out of compliance.
	3rd Offense	Violation Letter, max $300 fine, plus max $50 /day each day out of compliance. Final warning
Failing to complete Other Code of Ethics Reporting in a timely manner	1st Offense	Violation Letter, fines
	2nd Offense	Violation Letter, plus max $100 /day each day out of compliance.
	3rd Offense	Violation Letter, max $300 fine, plus max $50 /day each day out of compliance. Final warning

Violation	Sanction
Failure to comply with Pre-clearance requirements.	1st Offense	Violation Letter Possible reversal of trade Possible forfeiture of profits, fines
	2nd Offense	Violation Letter Possible reversal of trade Possible forfeiture of profits Possible penalty assessed based on size of trade and/or Possible $250 fine
	3rd Offense	Violation Letter Possible reversal of trade Possible forfeiture of profits Possible penalty assessed based on size of trade and/or Possible $300 fine Possible 6-month trading ban Final warning
Failure to report all brokerage accounts and other accounts with reportable securities and/or reportable funds where the access person is deemed to have beneficial ownership.	Violation Letter and $250 fine for each unreported account.

Violation		Sanction
Failure to comply with the 30 day holding period requirement.		1st Offense	Violation Letter Possible reversal of trade Possible forfeiture of profits
		2nd Offense	Violation Letter Possible reversal of trade Possible forfeiture of profits Possible penalty assessed based on size of trade and/or Possible $250 fine
		3rd Offense	Violation Letter Possible reversal of trade Possible forfeiture of profits Possible penalty assessed based on size of trade and/or Possible $500 fine Possible 6-month trading ban Final warning
•	Front running (trading ahead of a Client)	Chief Compliance Officer will consider each case on its own merit. Possible termination and reporting to regulatory authorities
•	Insider trading (trading on material non-public information)
•	Other Code of Ethics Violations not mentioned above

Revised: March 1, 2011; October 1, 2011.